Exhibit 10.5

TAX MATTERS AGREEMENT

dated as of

July 3, 2017

between

GENERAL ELECTRIC COMPANY,

BAKER HUGHES, A GE COMPANY,

EHHC NEWCO, LLC,

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
Section 1.01	Definitions	1

ARTICLE II

GENERAL ALLOCATION OF TAX LIABILITIES

Section 2.01	Allocation of Taxes	12
Section 2.02	Proration of Taxes for Straddle Periods	12

ARTICLE III

TAX RETURNS

Section 3.01	GE Responsibility	13
Section 3.02	Newco Responsibility	13
Section 3.03	Election to File GE Combined Tax Returns	13
Section 3.04	Preparation of Tax Returns	13

ARTICLE IV

POST-CLOSING TAX MATTERS

Section 4.01	Allocation of GE Combined Group Tax Liability	15
Section 4.02	Preparation of the Pro Forma Group Returns	15
Section 4.03	Payments with Respect to Pro Forma Group Returns	16
Section 4.04	Pro Forma Group Returns Certifications	16

ARTICLE V

SHARED TAX BENEFITS

Section 5.01	Allocation of Shared Tax Benefits	17
Section 5.02	Shared Tax Benefit Definitions	17
Section 5.03	Determination of Shared Tax Benefits	18
Section 5.04	Determination of Payments for Structure Benefits and BHI Tax Benefits	19
Section 5.05	Payment of Exchange Benefits	20

ARTICLE VI

INDEMNITY

Section 6.01	Indemnities	21
Section 6.02	Payments	22
Section 6.03	Tax Refunds	23
Section 6.04	Rebalancing Payments	23
Section 6.05	Timing of Payments	24
Section 6.06	No Duplicative Payments	24
Section 6.07	Late Payments	24

ii

SCHEDULE A

SCHEDULE 8.01

EXHIBIT A

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of July 3, 2017, is entered into by and among General Electric Company, a New York corporation (“GE”), Baker Hughes, a GE company, a Delaware corporation (formerly known as Bear Newco, Inc.) (“Newco”), EHHC NewCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“EHHC”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Newco LLC”).

WHEREAS pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Newco, and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended from time to time, the “Transaction Agreement”), GE and BHI have agreed to combine GE O&G with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, GE, GE Holdings (US), Inc., a Delaware corporation, GE Oil & Gas US Holdings I, Inc., a Delaware corporation, GE Oil & Gas US Holdings IV, Inc., a Delaware corporation, EHHC, CFC Holdings, LLC a Delaware limited liability company and a wholly owned subsidiary of Newco, and Newco LLC have entered into the Amended and Restated Limited Liability Company Agreement, dated as of July 3, 2017 (the “LLC Agreement”), pursuant to which EHHC is the Managing Member and Tax Matters Partner of Newco LLC (as such terms are defined in the LLC Agreement); and

WHEREAS, GE, Newco, EHHC and Newco LLC desire to enter into this Agreement in order to set forth their agreement as to (i) the administration and allocation between the parties of Tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions and certain restructuring transactions in connection therewith and (ii) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, Newco, EHHC and Newco LLC, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“752 GE Sharing Amount” has the meaning set forth in Section 5.04(c)Section 5.04(a) of this Agreement.

“752 Year” has the meaning set forth in Section 5.04(c)Section 5.04(a) of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Share” means the percentage of membership interests of Newco LLC collectively held by the members of the GE Group, on the one hand, and the members of the Newco Group, on the other hand, at the time of the allocation of the relevant Shared Tax Benefits pursuant to Section 5.01. The Allocable Share of the GE Group as of the date hereof shall be 62.5% and the Allocable Share of the Newco Group as of the date hereof shall be 37.5%.

“Basis Adjustment” means (a) the increase or decrease to, or the Newco Group’s share of, the tax basis of the Reference Assets (i) under Sections 734(b), 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, Newco LLC remains in existence as an entity for U.S. federal income tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, Newco LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and (b) the amount of any immediate expense or deduction of the Newco Group for U.S. federal, state or local tax purposes based on the cost or value of a Common Unit or the properties of the Newco LLC Group attributable thereto, in each case, as a result of any Exchange and any payments made under Section 5.05.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“BHI” has the meaning set forth in the recitals of this Agreement.

“BHI Tax Benefits” has the meaning set forth in Section 5.02(b) of this Agreement.

“Book/Tax Difference Asset” means an asset that is (a) held at the relevant time by Newco LLC for U.S. federal income tax purposes (or any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities) at a Gross Asset Value (as defined in the LLC Agreement) that differs from its adjusted tax basis for U.S. federal income tax purposes and (b)(i) a Newco Group Contributed Asset, (ii) a GE Group Contributed Asset or (iii) acquired by Newco LLC for U.S. federal income tax purposes (or any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities) after the Closing Date.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Certifications” has the meaning set forth in Section 5.03(c)Section 5.04(a) of this Agreement.

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the LLC Agreement.

“Conflicts Committee” has the meaning set forth in the Stockholders Agreement.

“Credit Event” means the occurrence of any of the following events: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Newco Group or its debts, or of a substantial part of its assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Newco Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) any member of the Newco Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Newco Group or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or (c) any member of the Newco Group engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200 million if such event of default is not waived by the applicable creditor or cured by the applicable member of the Newco Group within 30 days of its occurrence.

In the event that either Newco or GE becomes aware of an event described in clause (c), such party shall provide written notice to the other party. If the event described in clause (c) is cured within ten (10) days of receipt of such written notice, such event shall not constitute a Credit Event.

“Default Rate” means a rate per annum equal to LIBOR plus 500 basis points.

“Determination” means the final resolution of liability for any Tax for any Taxable Year by or as a result of (1) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (2) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under state, local or foreign law; (3) the expiration of the applicable statute of limitations; or (4) payment of such Tax, if assessed by a Taxing Authority, pursuant to an agreement in writing by the applicable member of the GE Group, Newco Group or Newco LLC Group to accept such assessment.

“Determination Date” has the meaning set forth in Section 6.04(a) of this Agreement.

“Distribution” has the meaning set forth in the LLC Agreement.

“EHHC” has the meaning set forth in the recitals to this Agreement.

“Excess Structure Benefits” has the meaning set forth in Section 5.01(a)(ii) of this Agreement.

“Exchange” has the meaning set forth in the Exchange Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Agreement” means the Exchange Agreement, dated as of July 3, 2017, among GE, Newco and Newco LLC.

“Exchange Benefits” has the meaning set forth in Section 5.02(d) of this Agreement.

“Formation Taxes” shall mean any and all Taxes imposed on any member of a Group with respect to any Formation Transaction to the extent that such Tax would not have been imposed if GE had transferred all of GE O&G to Newco in exchange for stock of Newco (and BHI’s shareholders were treated as contributing their BHI shares to Newco in exchange for stock of Newco) in a transaction qualifying under Section 351 of the Code, including any Taxes arising by reason of (A) the acceleration or triggering of deferred intercompany transactions and excess loss accounts under Treas. Reg. §§ 1.1502-13 and 1.1502-19, respectively, (B) prepaid expenses, (C) deferred revenue, (D) the acceleration of adjustments under Section 481 of the Code and (E) any other items that are accelerated by reason of any Formation Transaction or for which the income or gain has economically accrued prior to the Closing Date and for which an item of income or gain is recognized by reason of the formation of Newco LLC.

“Formation Transactions” shall mean (i) any transactions contemplated by the Transaction Agreement, and (ii) any restructuring transactions in furtherance thereof that are undertaken by the Newco Group or by the GE Group, in each case, including the GE Reorganization (as defined in the Transaction Agreement), the BHI Reorganization (as defined in the Transaction Agreement) and the Schedule A Transactions. For the avoidance of doubt, an Exchange shall not be treated as a Formation Transaction.

“GE” has the meaning set forth in the recitals to this Agreement.

“GE Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the GE Group and at least one member of the Newco Group or the Newco LLC Group.

“GE Combined Tax Return” shall mean any Tax Return filed by a GE Combined Group.

“GE Consolidated Tax Return” shall mean a Tax Return filed in respect of the affiliated group of corporations for which GE is the common parent within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. federal income tax returns.

“GE Formation Taxes” means Formation Taxes imposed on a member of the GE Group as reduced by any and all Tax benefits arising from any Formation Transaction (that could have resulted in Formation Taxes) undertaken by the GE Group, as applicable, to the extent that such Tax benefit would offset (in amount and character) any Formation Taxes reflected on the same Tax Return (for this purpose, solely taking into account such Formation Transactions on the applicable Tax Return).

“GE Group” means GE and its Subsidiaries, excluding for any Post-Closing Period any entity that is a member of the Newco LLC Group or the Newco Group.

“GE Group Contributed Asset” means any asset contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the GE Group, including any asset held by an entity that is treated as a partnership for U.S. federal income tax purposes the equity of which is contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the GE Group.

“GE Indemnified Newco/Newco LLC Returns” has the meaning set forth in Section 6.04(a) of this Agreement.

“GE O&G” has the meaning set forth in the Transaction Agreement.

“GE O&G Subsidiary” has the meaning set forth in the Transaction Agreement, as determined on the date hereof.

“GE Restructuring Taxes” has the meaning set forth in Section 2.01(a)(i) of this Agreement.

“GE Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, a member of the GE Group that is not a GE Combined Tax Return.

“GE Structure Benefits” has the meaning set forth in Section 5.01(a)(i) of this Agreement.

“Governmental Entity” means any U.S. federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means the GE Group, the Newco LLC Group or the Newco Group, or all of them, as the context requires.

“Income Tax” means any Tax that is based upon, measured by, or calculated with respect to: (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax, or any Tax on items of Tax preference, but not including sales, use, real or personal property, value added, escheat, excise or transfer or similar Taxes) or (ii) multiple bases (including franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Newco 752 Liability” means any Newco 752 Liability other than any Newco 752 Liability (i) arising after the Trigger Date or (ii) resulting from a Credit Event.

“Independent Arbiter” has the meaning set forth in Section 6.04(a) of this Agreement.

“Intended Tax Treatment” means, with respect to each Schedule A Transaction, the tax consequences or treatment (if any) set forth for such Schedule A Transaction on Schedule A.

“Joinder” means a joinder to this Agreement, in the form attached as Exhibit A to this Agreement.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Corporation from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period.

“LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Managing Member” has the meaning set forth in the LLC Agreement.

“Market Value” shall mean the Closing Price (as defined in the LLC Agreement).

“Material Breach Payment” has the meaning set forth in Section 5.05(f) of this Agreement.

“Member” has the meaning set forth in the LLC Agreement.

“Methods” has the meaning set forth in Section 6.04(a) of this Agreement.

“Newco” has the meaning set forth in the recitals to this Agreement.

“Newco 752 Liability” means any Tax liability imposed on the Newco Group pursuant to Section 752 and Section 731 of the Code within the five-year period following the Closing Date as a result of the reduction of the share of Newco LLC liabilities of a Member of the Newco Group for purposes of Section 752 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that the aggregate Newco 752 Liability shall not exceed the Newco Group Tax liability that would have resulted if all of Newco LLC’s liabilities were repaid immediately after the Closing.

“Newco Change of Control Transaction” has the meaning set forth in the Exchange Agreement.

“Newco Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Newco Group and at least one member of the Newco LLC Group, other than any GE Combined Group.

“Newco Combined Tax Return” shall mean any Tax Return filed by a Newco Combined Group.

“Newco Consolidated Tax Return” shall mean a Tax Return filed with respect to the affiliated group of corporations for which Newco is the common parent within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. federal income tax returns.

“Newco Formation Taxes” means the increase in cash Taxes that would have been payable by the Newco Group and the Newco LLC Group (calculated on a “with and without” basis) (i) as a result of the imposition of Formation Taxes and (ii) assuming the Taxable Year of each relevant Member of the Newco Group and the Newco LLC Group ended on and included the Closing Date (with any required proration made in accordance with Section 2.02).

“Newco Group” means Newco and its Subsidiaries (x) excluding for any Post-Closing Period any entity that is a member of the Newco LLC Group and (y) including for any Pre-Closing Period, BHI and its Subsidiaries (for the avoidance of doubt, whether or not BHI and its Subsidiaries are Subsidiaries of Newco).

“Newco Group Contributed Asset” means any asset contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the Newco Group, including any asset held by an entity that is treated as a partnership for U.S. federal income tax purposes the equity of which is contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the Newco Group. For the avoidance of doubt, Newco Group Contributed Asset shall include any asset held (or deemed held for U.S. federal income tax purposes) by Baker Hughes International Partners Holding SCS or by any entity that is treated as a partnership for U.S. federal income tax purposes the equity of which was held by Baker Hughes International Partners Holding SCS (directly or indirectly through one or more pass-through entities) immediately prior to the Closing Date.

“Newco LLC” has the meaning set forth in the recitals to this Agreement.

“Newco LLC Group” means Newco LLC and its Subsidiaries.

“Newco LLC Indemnified GE Returns” has the meaning set forth in Section 6.04(a) of this Agreement.

“Newco LLC Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, a member of the Newco LLC Group that is not a GE Combined Tax Return or a Newco Combined Tax Return.

“Newco Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, a member of the Newco Group that is not a GE Combined Tax Return or a Newco Combined Tax Return.

“Optional GE Combined Group” has the meaning set forth in Section 6.04(a) of this Agreement.

“Original Tax Return” has the meaning set forth in Section 6.04(a) of this Agreement.

“Past Practices” has the meaning set forth in Section 3.04(a) of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Post-Closing Period” means any Taxable Year beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Preparing Party” has the meaning set forth in Section 3.04(e) of this Agreement.

“Pre-Closing Period” means any Taxable Year ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means any Taxes with respect to a Pre-Closing Period.

“Pro Forma Group Return” has the meaning set forth in Section 4.02(a) of this Agreement.

“Pro Forma Tax Liability” has the meaning set forth in Section 4.03(a) of this Agreement.

“Pro Forma Utilized Loss” has the meaning set forth in Section 4.03(b) of this Agreement.

“Rebalancing Payments” has the meaning set forth in Section 6.04 of this Agreement.

“Reference Asset” means any asset owned by Newco LLC, any member of the Newco LLC Group that is owned through a chain of pass-through entities and is classified as a partnership for U.S. federal income tax purposes, and any member of the Newco LLC Group that is owned through a chain of pass-through entities and is classified as a disregarded entity for U.S. federal income tax purposes, in each case, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Refund Recipient” has the meaning set forth in Section 5.02 of this Agreement.

“Related Party Transaction Policy” has the meaning set forth in the Stockholders Agreement.

“Reviewed Return” has the meaning set forth in Section 6.04(a) of this Agreement.

“Reviewed Return Certifications” has the meaning set forth in Section 6.04(a) of this Agreement.

“Reviewing Party” has the meaning set forth in Section 6.04(a) of this Agreement.

“Schedule A Transactions” means the transactions set forth on Schedule A of this Agreement.

“Shared Tax Benefits” has the meaning set forth in Section 5.01 of this Agreement.

“Sharing Amount” means any GE Sharing Amount or BHI Sharing Amount, as the case may be, as determined pursuant to Section 5.04.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 3, 2017, between GE and Newco.

“Straddle Period” means any Taxable Year that begins on or before and ends after the Closing Date.

“Structure Benefits” has the meaning set forth in Section 5.02(a) of this Agreement.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary entity of the Newco LLC Group that is treated as a corporation for U.S. federal income tax purposes.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, cash flow, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, alternative minimum tax credit or any other Tax item that could reduce a Tax.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Package” has the meaning set forth in Section 7.02(b) of this Agreement.

“Tax Refund” has the meaning set forth in Section 5.02 of this Agreement.

“Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section or rule of state, local or foreign Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid BHI Sharing Amount” means the aggregate BHI Sharing Amount calculated for prior Taxable Years for which payment has not been made pursuant to the LLC Agreement and that has not had the effect of reducing any GE Sharing Amount for a prior Taxable Year.

“Unpaid GE Sharing Amount” means the aggregate GE Sharing Amount calculated for prior Taxable Years for which payment has not been made pursuant to the LLC Agreement and that has not had the effect of reducing any BHI Sharing Amount for a prior Taxable Year.

“Unpaid Sharing Amount” means any Unpaid GE Sharing Amount or Unpaid BHI Sharing Amount, as the case may be.

“Valuation Assumptions” shall mean, as of the date that a Material Breach Payment becomes payable pursuant to Section 5.05(d), the assumptions that:

(1) in each Taxable Year ending on or after such date of a Material Breach Payment, the Newco Group will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments that would result from future payments pursuant to Section 5.05 that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the date of a Material Breach Payment, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, in which case the changed tax rates shall be used as the tax rates in effect for such Taxable Year;

(3) all taxable income of the Newco Group will be subject to the maximum applicable tax rates for U.S. federal, state and local income taxes throughout the relevant period;

(4) any loss or credit carryovers generated by any Basis Adjustment (including such Basis Adjustment generated as a result of payments under this Agreement) and available as of such date of the Material Breach Payment will be used by the Newco Group ratably in each Taxable Year from such date of the Material Breach Payment through the scheduled expiration date of such loss or credit carryovers;

(5) any non-amortizable Reference Assets (other than Subsidiary Stock) will be disposed of in a fully taxable transaction on the later of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) such date of the Material Breach Payment, for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset;

(6) any Subsidiary Stock will be deemed never to be disposed of;

(7) if, on such date of the Material Breach Payment, any Member has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock and the amount of cash that would be received by such Member if such Common Units had been Exchanged on such date of the Material Breach Payment; and

(8) any payment obligations pursuant to Section 5.05 will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

ARTICLE II

GENERAL ALLOCATION OF TAX LIABILITIES

Section 2.01 Allocation of Taxes.

(a) Formation Taxes.

(i) The GE Group shall be responsible for (w) any Indemnified Newco 752 Liability, (x) any Newco Formation Taxes, (y) any GE Formation Taxes and (z) any Taxes imposed with respect to any Formation Transactions undertaken by any member of the GE Group, other than any GE Formation Taxes (“GE Restructuring Taxes”); provided that Newco shall be responsible for any Formation Taxes to the extent the Formation Taxes arise out of, are in connection with, or relate to a breach of Section 7.04(f) of the Transaction Agreement by a member of the Newco Group.

(ii) GE shall (x) provide Newco with all information reasonably requested by Newco for purposes of determining whether a Formation Transaction undertaken by any member of the GE Group resulted in GE Formation Taxes; provided that in no event shall any party be entitled to any information of the GE Group that does not relate exclusively to the determination of whether a Formation Transaction resulted in GE Formation Taxes, and (ii) no later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the GE Consolidated Tax Return for each Taxable Year, GE shall provide Newco with a certification signed by the chief financial officer of GE setting forth the amount, if any, with respect to such Taxable Year of any GE Formation Taxes. Such certification shall set forth in reasonable detail the basis for such computation, together with a statement to the effect that (i) all such computations have been made without regard to any transaction a significant purpose of which is to increase the amount of GE Formation Taxes and (ii) GE mitigated, to the extent possible, GE Formation Taxes.

(b) GE Pre-Closing Taxes. The GE Group shall be responsible for any and all Pre-Closing Taxes that are Income Taxes of any member of the GE Group, including any Taxes that any such member is liable for as a result of being a member of an affiliated, consolidated, combined or unitary group, including any liability imposed under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Law.

(c) Newco LLC Pre-Closing Taxes. Except as provided in Section 2.01(a) and Section 2.01(b), Newco LLC shall be responsible for any and all Pre-Closing Taxes (i) of the Newco Group or (ii) that constitute non-Income Taxes of any member of the GE Group, including any GE O&G Subsidiary, to the extent attributable to GE O&G.

Section 2.02 Proration of Taxes for Straddle Periods.

(a) With respect to any Straddle Period, GE, Newco, EHHC and Newco LLC shall treat, and elect to treat, the Closing Date as the last day of the Pre-Closing Period. If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Closing Period as follows: (i) in the case of real or personal property Taxes, Taxes based on capital, or a flat minimum amount Tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of all other Taxes, including Income Taxes, based upon an actual closing of the books methodology on the Closing Date, as determined in accordance with the relevant books and records.

(b) For purposes of this Section 2.02, the Taxable Year of any partnership, pass-through entity or controlled foreign corporation (within the meaning of Section 957(a) of the Code or any comparable provision of state, local or foreign Law) in which a member of the Newco LLC Group holds a beneficial interest immediately after the Closing Date shall be deemed to terminate on the Closing Date.

ARTICLE III

TAX RETURNS

Section 3.01 GE Responsibility. GE shall timely (taking into account extensions validly obtained) prepare and file, or cause to be prepared and filed, all (a) Tax Returns with respect to Income Taxes for a Pre-Closing Period or Straddle Period that only include one or more GE O&G Subsidiaries; (b) GE Separate Tax Returns that are required to be filed by a member of the GE Group (other than a GE O&G Subsidiary), in each case to the extent attributable to GE O&G for any Pre-Closing Period or Straddle Period; and (c) GE Combined Tax Returns.

Section 3.02 Newco Responsibility. Newco shall timely (taking into account extensions validly obtained) prepare and file, or cause to be prepared and filed, all (a) Newco LLC Separate Tax Returns; (b) Tax Returns for a Pre-Closing Period or Straddle Period that only include one or more GE O&G Subsidiaries and are not described in Section 3.01; (c) Newco Separate Tax Returns; and (d) Newco Combined Tax Returns.

Section 3.03 Election to File GE Combined Tax Returns. To the extent permissible under applicable Law, GE shall have the sole discretion to determine whether a member of the Newco Group or the Newco LLC Group is included in a GE Combined Group.

Section 3.04 Preparation of Tax Returns.

(a) GE-Prepared Tax Returns. To the extent that any Tax Return described in Section 3.01 directly relates to matters for which Newco LLC has an indemnification obligation under Section 6.01(a) (“Newco LLC Indemnified GE Returns”), GE shall prepare (or cause to be prepared) the relevant portion of such Tax Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used with respect to such Tax Returns unless otherwise required by applicable Law, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by GE (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable).

(b) Newco-Prepared Tax Returns. To the extent any Tax Return described in Section 3.02 directly relates to matters for which GE has an indemnification obligation under Section 6.01(b) (“GE Indemnified Newco/Newco LLC Returns”) or otherwise relates to a Pre-Closing Period, Newco shall prepare (or cause to be prepared) such Tax Return in accordance with Past Practices used with respect to such Tax Returns unless otherwise required by applicable Law, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Newco (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable).

All Tax Returns of Newco LLC described in Section 3.02 other than GE Indemnified Newco/Newco LLC Returns shall be prepared in accordance with Section 9.01(a) of the LLC Agreement. The procedures for dispute resolution referred to in the penultimate sentence of Section 9.01(a) shall be the procedures set forth below in Section 3.04(c), mutatis mutandis. All Newco Separate Tax Returns and Newco Combined Tax Returns described in Section 3.02 other than GE Indemnified Newco/Newco LLC Returns or Tax Returns that relate to a Pre-Closing Period shall be prepared in accordance with the reasonable discretion of Newco.

(c) Review of Tax Returns. The Preparing Party with respect to any Newco LLC Indemnified GE Return, GE Indemnified Newco/Newco LLC Return, Tax Return described in Section 3.04(b) that is not a GE Indemnified Newco/Newco LLC Return to the extent relating to a Pre-Closing Period, or Pro Forma Group Return described in Section 4.02 below (a “Reviewed Return”) shall deliver or cause to be delivered a draft of such Tax Return and related workpapers to the other party (the “Reviewing Party”) for its review no less than thirty (30) days prior to its due date (taking into account extensions validly obtained), and shall not file or cause to be filed any such Tax Return with the applicable Taxing Authority without the consent of the Reviewing Party, which consent shall not be unreasonably withheld or delayed; provided that, (i) with respect to any Newco LLC Indemnified GE Return and related workpapers, GE shall only be required to provide pro forma portions thereof that exclusively relate to a GE O&G Subsidiary or GE O&G, (ii) Reviewed Returns shall not include any GE Combined Return and (iii) if the GE Group owns less than 33% of the outstanding Common Units, GE shall only be permitted to act as a Reviewing Party with respect to a Reviewed Return that is a GE Indemnified Newco/Newco LLC Return. The Reviewing Party may object to the filing of such Tax Return by delivering a written notice to the Preparing Party within ten (10) days of receipt of such Tax Return. Such written notice shall specify the item or items included in the Tax Return disputed by the Reviewing Party. After delivery of such written notice, GE and Newco shall use commercially reasonable efforts to resolve the dispute. If GE and Newco are unable to resolve such dispute within ten (10) days, (i) each of the CFOs of GE and Newco shall prepare certifications that resolve the disputed item or items in the manner that each believes is appropriate and set forth in reasonable detail the basis for the determination (the “Reviewed Return Certifications”), and (ii) the Reviewed Return Certifications shall be submitted to the GE CEO and Conflicts Committee for resolution in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved in accordance with Section 6.2 of the Stockholders Agreement, (x) Section 6.1(g) of the Stockholders Agreement shall not apply and (y) the disputed item or items, including the Reviewed Return Certifications, shall be presented to an accounting firm or law firm of national reputation acceptable to GE and Newco (the “Independent Arbiter”), and the Independent Arbiter shall resolve the disputed item or items in a timely manner. In the event that the disputed item or items have not been resolved in accordance with this Section 3.04(c) by the due date (with extensions) of the relevant Reviewed Return, the Preparing Party shall file the Reviewed Return in a manner consistent with its CFO’s Reviewed Return Certification, and, if necessary, such Reviewed Return shall be amended upon resolution of the disputed item or items in accordance with this Section 3.04(c). If the Reviewing Party does not object to the filing of a Reviewed Return within ten (10) days of receipt of such Reviewed Return from the Preparing Party, the Reviewing Party shall be deemed to have consented to the filing of such Tax Return. With respect to any Tax Return that is described in Section 3.04(b) that is not a GE Indemnified Newco/Newco LLC Return to the extent relating to a Shared Tax Benefits, Newco shall deliver or cause to be delivered a draft of such Tax Return and related workpapers to GE for its review no less than thirty (30) days prior to its due date (taking into account extensions validly obtained), and shall consider in good faith any timely comments on such Tax Return from GE that relate to Shared Tax Benefits; provided that GE’s rights pursuant to this sentence shall terminate upon the Trigger Date.

(d) Reporting of Transactions and Formation Taxes. The Tax treatment reported on any Tax Return that relates to a Schedule A Transaction shall be consistent with the Intended Tax Treatment of such transaction. GE shall be entitled to determine in its reasonable discretion the Tax treatment of any Transactions not described on Schedule A (including, for the avoidance of doubt, any Formation Transactions) and any Newco Formation Tax, Indemnified Newco 752 Liability, GE Formation Tax or GE Restructuring Tax to be reported on any Tax Return. For purposes of this Section 3.04(d), any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable. The parties shall provide each other with good faith estimates of the amount, if any, of GE Formation Taxes and the Newco Formation Taxes, as soon as reasonably available.

(e) Tax Return Payments. The party responsible under this Article III for preparing (or causing to be prepared) a Tax Return (the “Preparing Party”) shall timely pay (or cause to be paid) any Taxes shown as due on that Tax Return to the relevant Taxing Authority. If any party is obligated to make payments under this Section 3.04(e) with respect to Taxes allocated to another party under this Agreement, such other party will pay the Preparing Party the amount of such Taxes in accordance with Article VI.

ARTICLE IV

POST-CLOSING TAX MATTERS

Section 4.01 Allocation of GE Combined Group Tax Liability.

(a) For each Post-Closing Period (for the avoidance of doubt, including the portion of a Straddle Period beginning after the Closing Date) for which a GE Combined Tax Return is filed, (i) Newco or Newco LLC, as applicable, shall be responsible for the Pro Forma Tax Liability of any member of its respective Group and (ii) GE shall be responsible for any Pro Forma Utilized Loss.

(b) To the extent that a member of the GE Group may elect to cause one or more members of the Newco Group or the Newco LLC Group to be included in a GE Combined Tax Return (an “Optional GE Combined Group”), GE shall have the sole discretion as to whether to include any such members in the GE Combined Tax Return.

Section 4.02 Preparation of the Pro Forma Group Returns.

(a) For each Post-Closing Period (for the avoidance of doubt, including the portion of a Straddle Period beginning after the Closing Date) for which a GE Combined Tax Return is filed, Newco shall prepare (or cause to be prepared) a pro forma Tax Return for any member of the Newco Group or the Newco LLC Group included in such GE Combined Tax Return (each, a “Pro Forma Group Return”).

(b) The Pro Forma Group Return shall be prepared as if the relevant member of the Newco Group or the Newco LLC Group filed a separate Tax Return that only included such member and any other members of such Group that are included in the GE Combined Tax Return and would be permitted to file a Tax Return on a group basis with such member; provided that (x) with respect to the preparation of a Pro Forma Group Return in respect of an Optional GE Combined Group, Newco shall determine all accounting methods, elections and methods of calculation (collectively “Methods”) and (y) with respect to the preparation of a Pro Forma Group Return in respect of a GE Combined Group other than an Optional GE Combined Group, the Methods used by GE in calculating Taxes with respect to the applicable GE Combined Return will be used in calculating the Pro Forma Return unless any such Method is inconsistent with a Method used in the Newco Group’s consolidated U.S. federal income Tax Return, in which case the Newco Group’s Method shall be used. Notwithstanding the foregoing, (i) if Taxes with respect to the GE Combined Tax Return are calculated using an apportionment ratio based on the combined factors of the entities included in the GE Combined Tax Return, the apportionment of net income or net loss of member(s) of the Newco Group or the Newco LLC Group will be determined using separate apportionment ratio of such member(s), (ii) there will be no carryback of any Tax Attribute from one Taxable Year to any prior Taxable Year, (iii) if the GE Group makes a payment to the Newco Group or the Newco LLC Group in respect of a Pro Forma Utilized Loss (as defined below), the corresponding net operating loss shall be excluded for purposes of determining any Pro Forma Tax Liability for a subsequent Taxable Year, and (iv) to the extent that the Pro Forma Group Return relates to the portion of a Straddle Period beginning after the Closing Date, the principles of Treas. Reg. § 1.1502-76(b)(2) (without any deemed ratable allocation election) shall apply in allocating income, deductions, gains, losses and other items of such member(s) of the Newco Group or the Newco LLC Group between the Pro Forma Group Return, on the one hand, and the Pre-Closing Period of any GE Combined Return or any other Tax Return that includes such member(s), on the other hand, as if there were two separate Taxable Years.

Section 4.03 Payments with Respect to Pro Forma Group Returns.

(a) Newco or Newco LLC shall make payments (including estimated payments) to the relevant member of the GE Group with respect to any Pro Forma Group Return as if (i) that Pro Forma Group Return was actually required to be filed under applicable Law and (ii) the relevant member of the GE Group was the relevant Taxing Authority of the applicable jurisdiction (a “Pro Forma Tax Liability”). In applying this Section 4.03, all Laws relating to timing and computation of payments and estimated payments, interest, penalties, additions to tax and additional amounts shall be applied.

(b) Notwithstanding Section 4.03(a), if (i) a Pro Forma Group Return reflects a loss resulting in no Tax liability shown as due on such Tax Return, and (ii) such loss results in an actual reduction in the Tax liability shown as due on the corresponding GE Combined Return (calculated on a “with and without” basis), Newco or Newco LLC (or the relevant member of the applicable Group) shall be entitled to a payment from the relevant member of the GE Group in an amount equal to such reduction in Tax liability (a “Pro Forma Utilized Loss”).

Section 4.04 Pro Forma Group Returns Certifications. GE shall provide Newco with a certification signed by the chief financial officer of GE (i) setting forth the Methods necessary for Newco to prepare a Pro Forma Group Return and (ii) providing in reasonable detail the basis for the GE Group’s computations with respect to a Pro Forma Utilized Loss, together with a statement to the effect that all such computations have been made without regard to any transaction a significant purpose of which is to reduce or defer an amount payable with respect to a loss reflected on a Pro Forma Group Return.

ARTICLE V

SHARED TAX BENEFITS

Section 5.01 Allocation of Shared Tax Benefits. Structure Benefits, BHI Tax Benefits and Exchange Benefits (“Shared Tax Benefits”) shall be allocated as provided below.

(a) The GE Group shall be entitled to:

(i) 100% of Structure Benefits to the extent of Newco Formation Taxes, GE Formation Taxes and any Indemnified Newco 752 Liability (“GE Structure Benefits”);

(ii) the GE Group’s Allocable Share of Excess Structure Benefits;

(iii) the GE Group’s Allocable Share of BHI Tax Benefits; and

(iv) 50% of any Exchange Benefit.

(b) The Newco Group shall be entitled to the Newco Group’s Allocable Share of Excess Structure Benefits and shall retain 50% of any Exchange Benefit.

Section 5.02 Shared Tax Benefit Definitions.

(a) “Structure Benefits” means the reduction in cash Taxes actually payable by the GE Group and/or the Newco Group (calculated on a “with and without” basis) attributable to:

(i) Tax items, including Tax basis, deductions, losses, expenses or credits created and Taxes paid resulting from transactions giving rise to Formation Taxes or any Indemnified Newco 752 Liability (including correlative items that are attributable to amounts included in the calculation of Formation Taxes or any Indemnified Newco 752 Liability);

(ii) a loss, deduction, expense or credit allocated by Newco LLC to a Member to the extent that such loss, deduction, expense or credit could not have been used by Newco LLC on a stand-alone basis, determined as if Newco LLC were classified as a corporation (instead of a partnership) for U.S. federal income tax purposes; or

(iii) an allocation by Newco LLC to members of the GE Group or members of the Newco Group, as applicable, pursuant to Section 704(c) of the Code of (1) any loss (including a loss associated with a liability described in Treas. Reg. § 1.752-7) if the allocation of such loss exceeded such Group’s Allocable Share of the loss or (2) any gain if the allocation of such gain was less than such Group’s Allocable Share of the gain (in each case, for the avoidance of doubt, excluding depreciation or amortization allocated pursuant to Section 704(c) of the Code).

The parties intend (i) that the terms “loss, deduction, expense or credit,” as used in Section 5.02(a)(ii) be interpreted broadly and (ii) no inference that a Tax item similar to a loss, deduction, expense or credit (under current or future law) is not to be taken into account under Section 5.02(a)(ii) as a result of it not being specifically set forth therein.

(b) “Excess Structure Benefits” means Structure Benefits in excess of GE Structure Benefits.

(c) “BHI Tax Benefits” means the reduction in cash Taxes that would have been payable by the Newco Group (calculated on a “with and without” basis) with respect to any Post-Closing Period (i) attributable to a Tax Attribute of the Newco Group arising in a Pre-Closing Period and (ii) assuming the Taxable Year of each relevant Member of the Newco Group ended on and included the Closing Date (with any required proration made in accordance with Section 2.02).

(d) “Exchange Benefits” means the reduction in cash Taxes actually payable by the Newco Group (calculated on a “with and without” basis) derived from any Basis Adjustment that is attributable to an Exchange undertaken by a member of the GE Group.

Section 5.03 Determination of Shared Tax Benefits.

(a) On a calendar quarter basis, GE shall provide Newco with a computation of the estimated amount, if any, with respect to such quarter of such Taxable Year of (i) the Structure Benefits realized by the GE Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits, and (ii) the GE Formation Taxes. No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the GE Consolidated Tax Return for each Taxable Year, GE shall provide Newco with a certification signed by the chief financial officer of GE setting forth the amount, if any, with respect to such Taxable Year of the Structure Benefits realized by the GE Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits.

(b) On a calendar quarter basis, Newco shall provide GE with a computation of the estimated amount, if any, with respect to such quarter of such Taxable Year of (i) the Structure Benefits, BHI Tax Benefits, and Exchange Benefits realized by the Newco Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits and (ii) Newco Formation Taxes and any Indemnified Newco 752 Liability. No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the Newco Consolidated Tax Return for each Taxable Year, Newco shall provide GE with a certification signed by the chief financial officer of Newco setting forth the amount, if any, with respect to such Taxable Year of (x) the Structure Benefits, BHI Tax Benefits, and Exchange Benefits realized by the Newco Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits and (y) Newco Formation Taxes and any Indemnified Newco 752 Liability.

(c) The certifications pursuant to Section 5.03(a) and Section 5.03(b) above (the “Certifications”) shall set forth in reasonable detail the basis for such computation, together with a statement to the effect that all such computations have been made without regard to any transaction a significant purpose of which is to reduce or defer (or, in the case of the certifications pursuant to Section 5.03(b)(y), to increase or accelerate) any amount payable by the non-certifying party; provided that the Certifications provided pursuant to Section 5.03(b)(y) shall also include a statement to the effect that BHI mitigated, to the extent possible, Newco Formation Taxes and any Indemnified Newco 752 Liability. If the chief financial officer of the certifying party determines that it is necessary to adjust any computations required by the preceding sentence, then such chief financial offer will be permitted to make such adjustments in a manner reasonably acceptable to the non-certifying party.

(d) Notwithstanding anything to the contrary contained in this Section 5.03, (i) the procedures in Section 2.01(a)(ii) will govern the determination of GE Formation Taxes, (ii) GE and Newco shall use commercially reasonable efforts to resolve any disputes with respect to the Certifications, and (iii) if GE and Newco are unable to resolve such dispute within ten (10) days, the applicable Certification and a certification prepared by the CFO of the other Group that resolves the disputed item or items in the manner that such CFO believes is appropriate and sets forth in reasonable detail the basis for the determination shall be submitted to the GE CEO and Conflicts Committee for resolution in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved in accordance with Section 6.2 of the Stockholders Agreement, (x) Section 6.1(g) of the Stockholders Agreement shall not apply and (y) the disputed item or items, including such Certification and such other prepared certification, shall be presented to the “Independent Arbiter, and the Independent Arbiter shall resolve the disputed item or items in a timely manner.

Section 5.04 Determination of Payments for Structure Benefits and BHI Tax Benefits.

(a) With respect to each Taxable Year, within ten (10) days of the agreement by GE and Newco that the Certifications are acceptable to each party in accordance with Section 5.03 (the “Determination Date”):

(i) the GE Sharing Amount shall be calculated with respect to such period as equal to the excess, if any, of:

A. The sum of (1)(x) 100% of the total GE Structure Benefits, (y) GE’s Allocable Share of the total Excess Structure Benefits, and (z) GE’s Allocable Share of the BHI Tax Benefits, in each case, with respect to the applicable Taxable Year, as shown on the relevant Certifications as realized by the Newco Group and (2) any Unpaid GE Sharing Amount, over

B. The sum of (1) Newco’s Allocable Share of the total Excess Structure Benefits with respect to the applicable Taxable Year, as shown on the relevant Certifications as realized by the GE Group and (2) any Unpaid BHI Sharing Amount; and

(ii) the BHI Sharing Amount shall be calculated as equal to the excess, if any, of Section 5.04(a)(i)(B) over Section 5.04(a)(i)(A).

(b) Payments of Sharing Amounts, as determined pursuant to this Section 5.04, will be made pursuant Section 4.02 of the LLC Agreement.

(c) In a Taxable Year (the “752 Year”) in which GE bears an Indemnified Newco 752 Liability, if any, including as a result of a Determination or amended Tax Return, an amount shall be added to Section 5.04(a)(i)(A) (the “752 GE Sharing Amount”) equal to the difference, if any, between (i) the GE Sharing Amount or the negative of the BHI Sharing Amount, as the case may be, calculated as if such Indemnified Newco 752 Liability were incurred as of the Closing Date for the purposes of Section 5.01(a)(i) and (ii) the GE Sharing Amount or the negative of the BHI Sharing Amount, as the case may be, calculated in each of clauses (i) and (ii), as of (and including) the Taxable Year prior to the 752 Year and assuming no Sharing Payments have been made. With respect to a 752 Year, this Section 5.04(c) shall be applied before Section 5.04(a).

Section 5.05 Payment of Exchange Benefits.

(a) In General. With respect to each Taxable Year, within ten (10) days of the agreement by GE and Newco that the Certifications are acceptable to each party, Newco shall make a payment to the GE Group equal to 50% of the Exchange Benefits, if any.

(b) Tax Treatment.

(i) Unless otherwise required by applicable Law, the parties agree that (i) an Exchange shall be treated as a taxable sale of Common Units and shares of Class B Common Stock by the relevant member of the GE Group to Newco that gives rise to Basis Adjustments and (ii) payments made pursuant to Section 5.05(a) (excluding, for the avoidance of doubt, any payments treated as interest for U.S. federal income tax purposes) shall be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in the year of payment.

(ii) Newco and GE hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of payments to be made under Section 5.05(a) cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Payments Following a Newco Change of Control Transaction. In the event of a Newco Change of Control Transaction, all payments with respect to Exchange Benefits following such Newco Change of Control Transaction shall be mutually determined by GE and Newco acting in good faith based on the Newco LLC Group’s projected standalone taxable income, which shall be calculated at the time of such Newco Change of Control Transaction based on the Newco LLC Group’s standalone activities, balance sheet, Tax Attributes and other characteristics, in each case, immediately before such Newco Change of Control Transaction.

(d) Late Payments. Any payment required to be made by Newco under this Agreement with respect to Exchange Benefits that is not made when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

(e) Acceleration on Material Breach. In the event that (i) (x) Newco fails to make any payment (other than a payment of a de minimis amount) under this Agreement with respect to Exchange Benefits within thirty (30) days after the date when due, (y) following the expiration of such thirty (30) day period, GE provides written notice to Newco of such failure and (z) Newco fails to cure such failure within ten (10) days of receipt of such written notice, and (ii) a Credit Event has occurred, then all obligations hereunder with respect to such Exchange Benefits shall be accelerated and become immediately due and payable, and shall include, but not be limited to: (1) the Material Breach Payment; (2) any prior payments with respect to Exchange Benefits that are due and payable but that still remain unpaid as of the date of such acceleration; and (3) any current payments with respect to Exchange Benefits due for the Taxable Year ending with or including the date of such acceleration; provided, that in the event that a Credit Event occurs within the thirty (30) day period described in clause (i)(x) above, such thirty (30) day period shall be deemed to end on the date of the Credit Event and clauses (i)(y) and (i)(z) shall not apply.

(f) Payment Upon Material Breach. The “Material Breach Payment” payable to a GE Group member pursuant to Section 5.05(d) shall equal the present value, discounted at the Default Rate, of all payments with respect to Exchange Benefits that would be required to be paid to such GE Group member, in respect of Common Units that were Exchanged prior to (or deemed to be Exchanged as a result of the acceleration), beginning from the date of acceleration and using the Valuation Assumptions.

ARTICLE VI

INDEMNITY

Section 6.01 Indemnities.

(a) Newco LLC Indemnity. Newco LLC shall indemnify GE and each member of the GE Group and Newco and each member of the Newco Group, as applicable, from:

(i) any Taxes allocated to Newco LLC pursuant to Article II;

(ii) any Taxes attributable to the breach by any member of the Newco LLC Group of any representation, warranty or covenant made by such member in this Agreement, including the representations and covenants set forth on Schedule 8.01 in accordance with Section 8.01; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i)-(ii), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) GE Indemnity. GE shall indemnify Newco and each member of the Newco Group and Newco LLC and each member of the Newco LLC Group, as applicable, from:

(i) any Taxes allocated to GE pursuant to Article II;

(ii) any Taxes attributable to breach by any member of the GE Group of any covenant made by such member in this Agreement; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i)-(ii), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Newco Indemnity. Newco shall indemnify GE and each member of the GE Group and Newco LLC and each member of the Newco LLC Group, as applicable, from:

(i) Any Taxes attributable to breach by any member of the Newco Group of any representation, warranty or covenant made by such member in this Agreement or Section 7.04(f) of the Transaction Agreement; and

(ii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

Section 6.02 Payments.

(a) General. All payments to be made under this Agreement to another party (or a member of its respective Group) shall be made in immediately available funds. With respect to any payment required to be made to or by a member of the GE Group, GE shall have the right to designate, by written notice to the payor or payee, as applicable, which member of the GE Group will receive or make such payment. Notwithstanding the foregoing, payments of Sharing Amounts, as determined in accordance with Section 5.04, shall be made pursuant to Section 4.02 of the LLC Agreement.

(b) Net of Taxes. All payments under this Agreement other than payments made pursuant to Section 5.05 shall be (i) reduced by any Tax benefit related to the Taxes imposed on the payee Group to which the payments relate that is actually realized by the payee Group (or, with respect to any payment made by Newco LLC, realized by Members that are members of the payee Group, in each case calculated on a “with and without” basis) and (ii) increased by such amounts as are necessary so that after paying all Taxes with respect to the receipt of such payment, the payee receives an amount equal to the amount it would have received had no such Taxes been imposed; provided that (x) no decrease shall be made pursuant to clause (i) of this Section 6.02(b) to any payment described in Section 5.04 or (y) no GE Group payee shall be entitled to receive an amount pursuant to Section 6.02(b)(ii) greater than the amount GE would have received had GE been the GE Group payee.

Section 6.03 Tax Refunds. Each party to this Agreement shall be entitled to any refund of Taxes (or credit, reduction or offset in lieu thereof) (a “Tax Refund”) with respect to any Tax allocable to such party pursuant to this Agreement. A party receiving a Tax Refund to which another party is entitled to hereunder (a “Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority) within ten (10) days of receipt (or from the due date for payment of any Tax reduced thereby, determined on a “with and without” basis).

Section 6.04 Rebalancing Payments. If (i) any Determination is made with respect to a Tax item, or any amended Tax Return is filed in each case that would impact the amount of a payment under this Agreement to a Group member, or, without duplication, (ii) the amount of a Structure Benefit is recalculated and is different than the amount of the Structure Benefit previously calculated and the recalculated amount is agreed to by the parties pursuant to the procedures set forth in Section 5.03(c) and Section 5.03(d), mutatis mutandis, then upon such Determination, amendment or recalculation, GE, Newco and/or Newco LLC shall make such payments as are necessary to ensure that the net economic position of the GE Group and the Newco Group after such payments is the same as it would have been had the adjustments made in connection with the Determination, amendment or recalculation been reflected in the calculation of the original payment (“Rebalancing Payments”). Rebalancing Payments shall include, without limitation:

(a) The repayment of any payment made under Section 5.04 or Section 5.05, Tax Refund, Pro Forma Tax Liability or Pro Forma Utilized Loss that would not have been payable had the adjustments made in connection with the Determination or amendment been reflected on the original Tax Return with respect to which a Determination or Amendment was made (the “Original Tax Return”);

(b) The payment of any additional payment made under Section 5.04 or Section 5.05, Tax Refund, Pro Forma Tax Liability or Pro Forma Utilized Loss that would have been payable had the adjustments made in connection with the Determination or amendment been reflected on the Original Tax Return; and

(c) The repayment of any Structure Benefit as a result of Newco LLC on a stand-alone basis, determined as if Newco LLC was classified as a corporation (instead of a partnership) for U.S. federal income tax purposes, being able to use the loss, deduction or credit (in each case, or a portion thereof) giving rise to such Structure Benefit.

(d) Notwithstanding anything to the contrary in this Agreement, (i) this Section 6.04 shall not apply to the imposition of an Indemnified Newco 752 Liability, including as a result of a Determination or amended Tax Return and (ii) the effect of such imposition on Sharing Amounts with respect to years prior to the 752 Year shall be determined solely pursuant to Section 5.04(c). For the avoidance of doubt, this Section 6.04 shall apply with respect to any Determination, amended Tax Return or recalculation not addressed in the prior sentence.

Section 6.05 Timing of Payments. Except as otherwise provided by this Agreement, payments to be made under this Agreement to a Group member shall be made within ten (10) days of:

(a) an agreement between the relevant parties in accordance with this Agreement that an amount is payable pursuant to Section 4.03, Section 5.04, Section 5.05, Section 6.01, Section 6.02, Section 6.04 or any other provision of this Agreement; or

(b) a Determination.

Section 6.06 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 6.07 Late Payments. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.01 Assistance and Cooperation. GE, Newco, EHHC and Newco LLC shall cooperate (and cause their respective Group members to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, at such time and to the extent reasonably requested by another party in connection with matters subject to this Agreement. Such cooperation shall include, without limitation:

(a) the retention and timely provision on reasonable request of books, records, documentation or other information relating to Taxes of the Newco Group, the Newco LLC Group, any GE O&G Subsidiary and any member of the GE Group (other than a GE O&G Subsidiary) to the extent related to GE O&G until one year after the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof);

(b) the filing or execution of any power of attorney and other document that may be necessary or appropriate (including to give effect to Article IX) in connection with any Tax Return or any Tax Contest to carry out the intent of this Agreement;

(c) the use of commercially reasonable efforts to obtain any documentation from a Taxing Authority or a third party that may be necessary or helpful in connection with the foregoing; and

(d) the making of its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation;

provided that, in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

Section 7.02 Tax Information.

(a) General. Each of GE, Newco, EHHC and Newco LLC shall timely provide to the other party, upon reasonable request, information required by the requesting party necessary for the filing of all Tax Returns, the making of any permissible election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Tax Contest; provided that in no event shall any party be entitled to any information of the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

(b) GE O&G Tax Package. Without limiting Section 7.02(a), Newco and EHHC shall provide to GE in a format determined by GE all information reasonably requested by GE as necessary to prepare any Tax Return described in Section 3.01 (a “Tax Package”). The Tax Package shall be prepared on a basis consistent with current practices of the GE Group and the relevant Tax Return to which the Tax Package relates. Newco shall furnish to GE the Tax Package for the relevant GE Combined Tax Return in respect of a Taxable Year no later than 60 days after the close of the relevant Taxable Year. For the avoidance of doubt, in accordance with Section 7.01 and Section 7.02, Newco shall also furnish GE workpapers and other such information and documentation as is reasonably requested by GE for Tax preparation purposes with respect to any member of the Newco Group or the Newco LLC Group.

(c) Conflicts Committee Reports. On a calendar quarter basis, the chief financial officer of Newco shall provide to the Conflicts Committee a report that sets forth the information delivered by GE to Newco pursuant to Section 5.03(a) and the information delivered by Newco to GE pursuant to Section 5.03(b).

Section 7.03 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Each of GE, Newco, EHHC, Newco LLC and any member of their respective Groups shall not be required to provide the other person with any information and documentation requested under this Agreement if the provision of such information or documentation would result in a waiver of attorney-client privilege or other applicable privilege or protection or would violate any Law.

ARTICLE VIII

REPRESENTATIONS, COVENANTS AND ADDITIONAL TAX MATTERS

Section 8.01 Newco LLC Representations and Covenants. Set forth on Schedule 8.01 are certain representations and covenants relating to the Intended Tax Treatment of Schedule A Transactions. Newco LLC shall (and shall cause the other members of the Newco LLC Group to) not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants set forth on Schedule 8.01. Notwithstanding anything to the contrary contained in this Agreement, neither Newco LLC nor any other member of the Newco LLC Group shall be treated as breaching any representation or covenant set forth on Schedule 8.01 during any period during which the GE Group (or a transferee of the GE Group) owns 50% or more of the aggregate voting power of the outstanding Newco stock.

Section 8.02 Section 754 Election. Newco shall cause the Managing Member of Newco LLC, on and after the date hereof and continuing throughout the term of this Agreement, to ensure that Newco LLC and any member of the Newco LLC Group (including any successors to Newco LLC and such members arising as a result of terminations occurring pursuant to Section 708(b)(1)(B) of the Code) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 8.03 Section 704(c) Methods. Notwithstanding anything to the contrary contained in the LLC Agreement, Newco shall cause the Managing Member of Newco LLC to select methods under Section 704(c) of the Code for Newco LLC, initially and with respect to subsequent occasions for Section 704(c) method selection, in such a manner that is projected to produce (taking into account the result of prior Section 704(c) method selections), to the extent reasonably possible, an annual allocation of depreciation and amortization with respect to all Book/Tax Difference Assets based on the applicable Allocable Shares. For purposes of this Section 8.03, depreciation and amortization with respect to all Book/Tax Difference Assets shall include income and deduction items allocated pursuant to the traditional method with curative allocations (within the meaning of Treas. Reg. § 1.704-3(c)) or the “remedial allocation method” (within the meaning of Treas. Reg. § 1.704-3(d)) to the extent attributable to depreciation or amortization with respect to Newco LLC’s directly held assets and with respect to the assets of any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities.

Section 8.04 Sole Tax Sharing Agreement.

(a) Any and all existing Tax Sharing Agreements (as defined in the Transaction Agreement), written or unwritten, between any member of the GE Group and any member of the Newco LLC Group, if not previously terminated, shall be terminated as of the Closing Date without any further action between the parties thereto. Following the Closing Date, no member of any Group shall have any further rights thereunder, and this Agreement shall be the sole Tax Sharing Agreement between a member of one Group and a member of another Group.

(b) If there is any conflict between this Agreement and any other Ancillary Agreement or Long-Term Ancillary Agreement (as such terms are defined in the Transaction Agreement) with respect to a matter addressed herein, to the extent of such conflict, this Agreement shall prevail and control.

(c) Without liming Section 8.04(a) or Section 8.04(b), Newco and Newco LLC acknowledge and agree that, from and after the date hereof, as between this Agreement and the Transaction Agreement, this Agreement shall exclusively govern Tax matters and no provision of the Transaction Agreement, including Section 10.06 thereof, shall apply with respect to Tax matters.

Section 8.05 Dispute Resolution.

(a) Each of Newco and Newco LLC acknowledges and agrees that, except as otherwise provided herein, this Agreement and the transactions, filings or other actions contemplated by this Agreement (including any and all payments hereunder, whether or not in excess of the Threshold (as defined in the Stockholders Agreement)) have been approved by the board of directors of Newco.

(b) To the extent there is a dispute between GE and Newco under this Agreement and the process for resolving such dispute is not specifically addressed in this Agreement, if GE and Newco are unable to resolve such dispute within ten (10) days, (i) each of the chief financial officers of GE and Newco shall prepare certifications that resolve the disputed item or items in the manner that each believes is appropriate and set forth in reasonable detail the basis for the determination (the “Dispute Certifications”), and (ii) the Dispute Certifications shall be submitted to Conflicts Committee for resolution by the chief financial officer of GE and the Conflicts Committee in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved by the chief financial officer of GE and the Conflicts Committee in accordance with Section 6.2 of the Stockholders Agreement, (i) Section 6.1(g) of the Stockholders Agreement shall not apply and (ii) the disputed item or items, including the Dispute Certifications, shall be presented to the Independent Arbiter, and the Independent Arbiter shall resolve the disputed item or items in a timely manner.

Section 8.06 Change in Tax Law. In the event of any change in or successor U.S. federal statute to the Code or any change in or successor statute to other applicable Tax Law, the principles of this Agreement shall apply mutatis mutandis and the parties shall cooperate in good faith to apply such principles in such manner.

ARTICLE IX

TAX CONTESTS

Section 9.01 Notice. Within twenty (20) days after a party becomes aware of the commencement of a Tax Contest that may give rise to Taxes for which another party has an indemnification obligation pursuant to this Agreement or with respect to which such other party has control or other rights under Section 9.02, such party shall notify the other party of such Tax Contest; provided that to the extent that the GE Group owns less than 33% of the outstanding Common Units, GE shall only be entitled to receive notice of a Tax Contest for which GE would have an indemnification obligation pursuant to this Agreement. Such notice shall provide that the notifying party may seek indemnification from the other party under this Agreement and shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters; provided that in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G (except to the extent such information is otherwise required to be provided pursuant to this Agreement). A failure of a party to comply with this Section 9.01 shall not relieve the other party of its indemnification or other payment obligations under this Agreement, except to the extent such failure actually increases the amount of such other party’s liability.

Section 9.02 Control of Tax Contests.

(a) GE Tax Returns. In the case of any Tax Contest with respect to any Tax Return described in Section 3.01 (and, for the avoidance of doubt, any other Tax Return filed by the GE Group) other than a Newco LLC Indemnified GE Return, GE shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability. In the case of any Tax Contest with respect to a Newco LLC Indemnified GE Return, GE shall control the Tax Contest and Newco shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without Newco’s consent, which consent shall not be unreasonably withheld or delayed.

(b) Newco LLC Tax Returns. In the case of any Tax Contest described in Section 9.02 of the LLC Agreement, the LLC Agreement shall govern.

(c) Other Tax Contests. In the case of any Tax Contest with respect to any Tax Return relating to the Newco LLC Group (except as described in Section 9.02(b)), (i) Newco and GE shall have joint control over the Tax Contest to the extent the Tax Contest directly relates any Shared Tax Benefits, Newco Formation Taxes, any Indemnified Newco 752 Liability or Taxes for which GE has an indemnification obligation pursuant to this Agreement, including settlement or compromise thereof, and (ii) with respect to any such Tax Return that otherwise relates to a Pre-Closing Period, GE shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without GE’s consent, which consent shall not be unreasonably withheld or delayed; provided that to the extent that the GE Group owns less than 33% of the outstanding Common Units, clause (ii) of this Section 9.02(c) shall no longer apply. In the case of any Tax Contest with respect to any Tax Return relating to the Newco Group, Newco shall control and, to the extent the Tax Contest directly relates any Shared Tax Benefits, Newco Formation Taxes, any Indemnified Newco 752 Liability or Taxes for which GE has an indemnification obligation pursuant to this Agreement, GE shall have the right to participate in such Tax Contest at its own expense, shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without GE’s consent, which consent shall not be unreasonably withheld or delayed; provided that following the Trigger Date, GE shall no longer have the rights provided by this sentence with respect to Tax Contests relating to Shared Tax Benefits, except that GE shall be kept reasonably informed of material developments relating to any such Tax Contest.

(d) Rebalancing Payments. Notwithstanding anything in this Section 9.02 to the contrary, the party controlling a Tax Contest that could result in Rebalancing Payment shall (i) not take into account whether an item at issue relates to a Shared Tax Benefit when determining how to conduct or settle such Tax Contest and (ii) keep the other party reasonably informed of all material developments with respect to such Tax Contest.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	if to Newco to:

Baker Hughes, a GE company

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Telephone: (713) 879-1257

Facsimile: (713) 439-8472

Email: will.marsh@bhge.com

(b)	if to Newco LLC to:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Telephone: (713) 879-1257

Facsimile: (713) 439-8472

Email: will.marsh@bhge.com

(c)	if to EHHC to:

EHHC NewCo LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Telephone: (713) 879-1257

Facsimile: (713) 439-8472

Email: will.marsh@bhge.com

(d)	if to GE to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention:         James M. Waterbury

Email:               jim.waterbury@ge.com

Section 10.02 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.03 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.04 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.05 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that a GE Group member may (i) assign its right to receive any Exchange Benefit under this Agreement to any Permitted Transferee to whom Common Units and shares of Class B Common Stock are transferred in accordance with the LLC Agreement and the Stockholders Agreement, provided that such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such member’s interest in this Agreement and to become a Party to this Agreement or (ii) pledge some or all of its rights, interests or entitlements in respect of Exchange Benefits under this Agreement to any bank in connection with a loan or other indebtedness.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.06 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 10.07 Entire Agreement. This Agreement, the Transaction Agreement, the LLC Agreement and the Exchange Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 10.08 Amendments. This Agreement may not be amended or modified without the consent of each of GE, Newco, EHHC and Newco LLC.

Section 10.09 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

Section 10.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of a party or any members of its Group, and no creditor who makes a loan to a party or any members of its Group may have or acquire (except pursuant to the terms of a separate agreement executed by the party in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in this Agreement other than as a secured creditor.

Section 10.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement; provided that, in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

Section 10.12 Right of Offset. Whenever a party is to pay any sum to any other party, any amounts that such party owes to the party which are not the subject of a good faith dispute may be deducted from that sum before payment.

Section 10.13 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Taxable Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

Section 10.14 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Treas. Reg. §§ 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

BAKER HUGHES, A GE COMPANY, LLC

By: EHHC NewCo, LLC, its Managing Member

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to Tax Matters Agreement]

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

[Signature Page to Tax Matters Agreement]

BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to Tax Matters Agreement]

EHHC NEWCO, LLC

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to Tax Matters Agreement]